Exhibit 4.2

AMENDMENT NO. 1

TO THE

BOB EVANS FARMS, INC. AND AFFILIATES

401K RETIREMENT PLAN

(amended and restated effective January 1, 2011)

WHEREAS, Bob Evans Farms, Inc. (the “Sponsor”) has adopted the Bob Evans Farms, Inc. and Affiliates 401K Retirement Plan (the “Plan”); and

WHEREAS, the Plan provides that the Sponsor may amend the Plan from time to time; and

WHEREAS, the Sponsor desires to amend the Plan for certain administrative reasons;

NOW, THEREFORE, the Plan is amended as follows:

1. Effective for Employees who first become enrolled in the Plan on and after May 1, 2012, the second sentence of the fourth paragraph of Section 2.02(a) shall be deleted in its entirety and the following shall be substituted.

Contributions will generally begin within approximately 60 days after the date the Employee becomes enrolled in the Plan, and will treat such amounts as Section 401(k) Contributions made by the Employer on behalf of such Employee.

IN WITNESS WHEREOF, the Sponsor, by a duly authorized officer, has caused this Amendment No. 1` to be executed effective as set forth above.

BOB EVANS FARMS, INC.

Date:	By:

Title: